UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2019

F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania

(State or other jurisdiction of incorporation)

001-31940	25-1255406
(Commission File Number)	(IRS Employer Identification No.)

One North Shore Center, 12 Federal Street, Suite 503 Pittsburgh, Pennsylvania	15212
(Address of Principal Executive Offices)	(Zip Code)

(800) 555-5455

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation Committee of the Board of Directors of F.N.B. Corporation (the “Company”), pursuant to the F.N.B. Corporation 2007 Incentive Compensation Plan (Amended and Restated Effective May 20, 2015), as amended (the “Plan”), granted equity incentive awards effective prior to market closing on April 22, 2019, to certain executives, including the Company’s named executive officers, of (i) performance-based restricted stock units (“performance-based RSUs”) and performance units (the performance units, together with the performance-based RSUs, the “Performance Awards”) and (ii) time-based RSUs (“time-based RSUs”). The Performance Awards represent approximately sixty percent (60%) and the time-based awards represent approximately forty percent (40%), respectively, of the total grant date award value for each executive.

The Award Amount (as defined in the Performance Award Agreements (defined below)) consists of (i) performance-based RSUs, of which there are two types consisting of (x) RSUs based upon Return on Average Tangible Common Equity (ROATCE) and Total Shareholder Return (TSR), both relative to peer financial institutions, and (y) RSUs based upon Internal (Tangible Equity) Capital Generation Growth (ICG Growth) and TSR, both relative to peer financial institutions, and (ii) performance units, which are contingent rights for each of our Section 16 Officers to receive a cash amount up to the value of Supplemental Performance Units representing the achievement of performance above that required to earn the performance-based RSUs. The ROATCE and ICG

Growth Performance Awards each represent approximately thirty percent (30%) of the total grant date award value for each executive.

The number of performance-based RSUs awarded to each executive officer is as follows: Vincent J. Delie, Jr., Chairman, President and Chief Executive Officer, 79,939 ROATCE RSUs and 79,939 ICG Growth RSUs; Vincent J. Calabrese, Jr., Chief Financial Officer, 25,359 ROATCE RSUs and 25,359 ICG Growth RSUs; Gary L. Guerrieri, Chief Credit Officer, 11,972 ROATCE RSUs and 11,972 ICG Growth RSUs; Robert M. Moorehead, Chief Wholesale Banking Officer, 11,661 ROATCE RSUs and 11,661 ICG Growth RSUs; and Barry C. Robinson, Chief Consumer Banking Officer, 10,075 ROATCE RSUs and 10,075 ICG Growth RSUs. Each of these individuals was also awarded performance units, which are contingent cash awards equal to the value of Supplemental Performance Units that may be achieved for performance under the ROATCE and ICG Growth formulas in excess of the performance necessary to receive the maximum number of shares issuable under the Plan. Each Supplemental Performance Unit is equal to the fair market value of a share of Stock upon the vesting date. The cash performance units are limited to the maximum amount payable under the Plan.

The first type of performance-based RSUs are generally expected to vest on April 1, 2022, based on the Company’s “Relative Return On Average Tangible Common Equity” as compared to its “Peer Financial Institutions” (each as defined in the Performance Agreement) for the period between January 1, 2019 and December 31, 2021, subject to adjustment based on the Company’s Relative Total Shareholder Return (as defined in the Performance Agreement) compared to its Peer Financial Institutions for the period between April 1, 2019 and March 31, 2022. The second type of performance-based RSUs are generally expected to vest on April 1, 2022, based on the Company’s “Internal (Tangible Equity) Capital Generation Growth” as compared to its “Peer Financial Institutions” (each as defined in the Performance Agreement) for the period between January 1, 2019 and December 31, 2021, subject to adjustment based on the Company’s Relative Total Shareholder Return (as defined in the Performance Agreement) compared to its Peer Financial Institutions for the period between April 1, 2019 and March 31, 2022. Based on these performance metrics, the executive officers may earn between 0% - 218.75% of the Award Amount, in a combination of performance-based RSUs and performance units, subject to the limitations of the Plan.

The number of time-based RSUs awarded to each executive officer is as follows: Mr. Delie, 106,585 RSUs; Mr. Calabrese, 33,812 RSUs; Mr. Guerrieri, 15,963 RSUs; Mr. Moorehead, 15,548 RSUs; and Mr. Robinson, 13,433 RSUs. The time-based RSU Vesting Period is from April 1, 2019, through March 31, 2022. The time-based RSUs are generally expected to vest on April 1, 2022, if the executive officer remains continuously employed by the Company through that date.

The performance-based RSUs, performance units and time-based RSUs are subject to accelerated or scheduled vesting under certain circumstances (e.g., death, disability, retirement, change in control) and are also subject to clawback recovery (including the resulting vested shares) under the Company’s Compensation Recoupment Policy.

The foregoing summary is qualified in its entirety by reference to the full text of the F.N.B. Corporation Combined Performance-Based Restricted Stock Unit and Performance Unit Award Agreement (ROATCE and ICG Growth forms) (each a “Performance Agreement”) and the F.N.B. Corporation Time-Based Restricted Stock Unit Award Agreement, copies of each form agreement are attached hereto as Exhibit 10.1, 10.2 and Exhibit 10.3, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
10.1	F.N.B. Corporation Combined Performance-Based Restricted Stock Unit Award and Performance Unit Agreement (ROATCE)

10.2	F.N.B. Corporation Combined Performance-Based Restricted Stock Unit Award and Performance Unit Agreement (ICG Growth)

10.3	F.N.B. Corporation Time-Based Restricted Stock Unit Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F.N.B. CORPORATION
By:	/s/ Vincent J. Calabrese, Jr.
Name:	Vincent J. Calabrese, Jr.
Title:	Chief Financial Officer

Date: April 25, 2019